EXHIBIT 99(d)

____________________, 1998



Dear Directors and Employees:

As you may know, in connection with the conversion of First Bank of Florida ("First Bank") from a mutual to a stock form of organization in September 1993 and the formation of First Palm Beach Bancorp, Inc. ("FPBB") as the parent holding company for First Bank, 211,600 shares of Common Stock of FPBB were acquired by the First Bank Recognition and Retention Plan for Officers and Employees and the Recognition and Retention Plan for Outside Directors (the "RRPs") for the benefit of the directors and employees of First Bank. As a participant in the RRPs, you may direct the voting, at FPBB's Special Meeting of Stockholders to be held on _______________, 1998 (the "Special Meeting"), of the shares of FPBB's Common Stock held by the RRPs Trust allocated to your account as of _________________, 1998, the voting record date for the Special Meeting (the "Record Date"). At the Special Meeting stockholders will be asked to vote on the following proposals:

              Proposal 1: Approval of the Agreement and Plan of Merger, dated as of May 27, 1998, by and between Republic Security Financial Corporation and FPBB.

              Proposal 2: Any other matter or proposal which may be presented for a vote at the Special Meeting.

A committee consisting of non-employee directors administers the RRPs. An unrelated corporate trustee for the RRPs has been appointed, Marine Midland Bank (the "RRPs Trustee"). The RRPs Trustee will vote those shares of FPBB's Common Stock held in the RRPs Trust and allocated to participants in accordance with instructions of the participants.

We, the Committee responsible for operating the RRPs, are forwarding to you the attached Voting Instruction Card, provided for the purpose of conveying your voting instructions to the RRPs Trustee.

As of the Record Date, 10,645 shares are held in the RRPs which have not been allocated to any participant. These shares will be voted on each proposal specified on the Voting Instruction Card to reflect the same proportions of affirmative and negative votes as the aggregate affirmative and negative votes reflected for such proposal on the Voting Instruction Cards. If you do not file a Voting Instruction Card or if your Voting Instruction Card is received too late to be included in the tally, any shares allocated to you will be voted in the same manner as the unallocated shares.

You may direct the RRPs Trustee to abstain from voting your shares by checking the appropriate box on the Voting Instruction Card. Please note that Proposal 1 requires the affirmative vote of the holders of a majority of the outstanding shares of FPBB entitled to vote. An abstention on Proposal 1 (or any other matter requiring approval by a specified percentage of all outstanding shares of
FPBB) is the same as voting against the proposal.

At this time, in order to direct the voting of shares allocated to your account under the RRPs, you must fill out and sign the enclosed Voting Instruction Card and return it in the accompanying envelope by ____________________, 1998. The RRPs Trustee will tally the instructions and use the tally in voting all of the shares in the RRPs Trust on the proposals specified on the Voting Instruction Card.

Please mail the Voting Instruction Card to the RRPs Trustee, Marine Midland Bank, using the self-addressed envelope provided.



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At the Special Meeting, it is possible, although very unlikely, that stockholders will be asked to vote on matters other than those specified on the attached Voting Instruction Card. In such a case, there may not be time to ask you for further voting directions. If this situation arises, the RRPs Trustee will decide how to vote all of the shares held in the RRPs Trust.

                                             Sincerely,

                                             RRPs Committee



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                             VOTING INSTRUCTION CARD

I, the undersigned, understand that the RRPs Trustee is the holder of record and custodian of all shares allocated to me of First Palm Beach Bancorp, Inc. ("FPBB") Common Stock under the First Bank of Florida Recognition and Retention Plan for Officers and Employees and the Recognition and Retention Plan for Outside Directors. Further, I understand that my voting instructions are solicited on behalf of the RRPs Trustee for the Special Meeting of Stockholders on _______________, 1998.

Accordingly, you are instructed to vote all shares allocated to me as follows:

1. Approval of the Agreement and Plan of Merger dated as of May 27, 1998, by and between Republic Security Financial Corporation ("RSFC") and FPBB, providing for the merger of FPBB with and into RSFC.

              [ ]     FOR
              [ ]     AGAINST
              [ ]     ABSTAIN

*Abstention is equivalent of voting AGAINST Proposal 1.

2. In the discretion of the RRPs Trustee, as to any other matter or proposal to be voted on by the Company's stockholders at the Special Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED PROPOSALS.

The RRPs Trustee is hereby authorized to vote any shares allocated to me as indicated above. I understand that if I sign this form without indicating specific instructions, shares allocated to me will be voted FOR all of the listed proposals. By signing below, I acknowledge receipt of a copy of the Joint Proxy Statement/Prospectus dated ______________, 1998 that was furnished to stockholders of FPBB in connection with the Special Meeting of Stockholders and the accompanying letter dated ___________________, 1998 from the Committee appointed to administer the RRPs.

                                      Dated _____________________ 199__

                                      --------------------------------
                                                  Signature

PLEASE DATE, SIGN AND RETURN THIS FORM IN THE ENCLOSED ENVELOPE BY _______________, 1998.